Exhibit 99.1

Middleburg Financial Corporation Announces 2008 First Quarter Earnings

Contact:	Joseph L. Boling, Chairman & CEO	540-687-6377 or
ceo@middleburgbank.com

	Gary R. Shook, President	540-687-4801 or
pres@middleburgbank.com

	Kate J. Chappell, SVP & CFO	540-687-4816 or
cfo@middleburgbank.com

MIDDLEBURG, VIRGINIA (May 9, 2008) – Middleburg Financial Corporation (NASDAQ – MBRG) announced net income of $153,000, or $0.03 per diluted share, for the three months ended March 31, 2008. This represents a 92.9% decrease from $2.2 million, or $0.47 per diluted share, for the three months ended March 31, 2007. This decrease resulted predominantly from increased provisions for loan losses as approximately $1.8 million in problem loans were charged off during the first quarter of 2008.

Chairman and CEO, Joseph L. Boling stated, “90% of the non-performing assets can be traced back to the portfolio of one commercial lender, who is no longer with the company. This was an isolated incident reflective of one individual and not a larger systemic problem. We are confident that we have identified the problems and have taken action to mitigate their impact. The losses associated with these non-performing assets were greater than anticipated during the first quarter of 2008. The increase in losses is attributed to a decrease in borrowers’ ability to work with the Bank and lower real estate values. Due to these factors, the Bank has increased its estimate of loan losses for the year. While this increase in estimated loan losses during the first quarter is disappointing, it is important to note the additional losses are related to existing problem loans and not an influx of new problem credit. In fact, a just-completed third party review of our loan portfolio and our policies affirms our own analysis.”

Mr. Boling continued, “Our 2007 bottom line was impacted by the $5.0 million impairment charge we took to reflect the decreased value of our investment in Southern Trust Mortgage. Despite this write down, we continue to believe in the value of Southern Trust Mortgage and were encouraged by the positive assessment delivered by the Stratmor Group, a widely respected industry consultant and the stabilization of their earnings. The Company remains focused on delivering above average performance against our peer group. To accomplish that, we will focus our efforts during 2008 on deepening our relationships with current clients while using selective product promotions to help attract new clients to our franchise.”

Middleburg Financial Corporation also announced the consolidation of Southern Trust Mortgage, LLC for the quarter ended March 31, 2008. As a result of its extension of credit to Southern Trust Mortgage Company, LLC (Southern Trust Mortgage) in February of 2008, the Company is deemed to be the primary beneficiary as defined in FASB Interpretation No. 46(R), “Consolidation of Variable Interest Entities – an interpretation of ARB No. 51.” Accordingly, the Company is required to consolidate the assets, liabilities, revenues and expenses of Southern Trust Mortgage and reflect the issued and outstanding interest not held by the Company in its financial statements as Minority Interest in Consolidated Variable Interest Entity (VIE). Prior periods will not be restated to reflect this accounting treatment and may affect comparability. At the time of this release, details related to the consolidation were unavailable and will be provided in the Company’s March 31, 2008, Form 10-Q. The Company expects the March 31, 2008, Form 10-Q to be filed no later than May 16, 2008.

On March 19, 2008, the board of directors declared a $0.19 per common share cash dividend for shareholders of record as of April 2, 2008 and paid on April 25, 2008.

Certain information contained in this discussion may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements relate to the Company’s future operations and are generally identified by phrases such as “the Company expects,” “the Company believes” or words of similar import. Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. For details on factors that could affect expectations, see the risk factors and other cautionary language included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, and other filings with the Securities and Exchange Commission.

Middleburg Financial Corporation is headquartered in Middleburg, Virginia and has two wholly owned subsidiaries, Middleburg Bank and Middleburg Investment Group, Inc. Middleburg Bank serves Loudoun, Fairfax, and Fauquier Counties in Virginia with seven financial service centers. Middleburg Investment Group owns Middleburg Trust Company and Middleburg Investment Advisors, Inc. Middleburg Trust Company is headquartered in Richmond, Virginia with a branch office in Middleburg. Middleburg Investment Advisors, Inc. is a SEC registered investment advisor located in Alexandria, Virginia.